Exhibit 16.1

April 3, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

In re:  China Carbon Graphite Group, Inc.
File #: 333-114564
FEI#: 98-0550699

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 31, 2013, to be filed by our former client, China Carbon Graphite Group, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

This is to confirm that the client-auditor relationship between China Carbon Graphite Group, Inc. and BDO China Dahua CPA Co., Ltd. has ceased.

Very truly yours,

/s/ BDO China Dahua CPA CO., Ltd